Exhibit 3.16
CERTIFICATE OF FORMATION
OF
UBS PREFERRED FUNDING COMPANY LLC II
          This Certificate of Formation of UBS Preferred Funding Company LLC II (the “LLC”), dated as of May 22, 2001, is being duly executed and filed by Jonathon A. Redwood, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).
          1. The name of the limited liability company formed hereby is UBS Preferred Funding Company LLC II.
          2. The address of the registered office of the LLC is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
          3. The name and address of the registered agent for service of process on the LLC is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jonathon A. Redwood Name: Jonathon A. Redwood
Authorized Person